Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports (i) dated March 16, 2009, with respect to the consolidated financial statements, schedules and internal control over financial reporting (which internal control report expressed an adverse opinion) included in the Annual Report of Broadwind Energy, Inc. on Form 10-K for the year ended December 31, 2008  which are incorporated by reference in this Registration Statement, and (ii) dated May 19, 2009 with respect to the consolidated financial statements of Brad Foote Gear Works, Inc. appearing as exhibits to the Current Report on Form 8-K/A of Broadwind Energy, Inc. as filed on May 27, 2009, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-8.

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

June 17, 2009